Exhibit 10.25

2010 Annual Incentive Plan

Bar Harbor Bankshare’s ("BHB") Annual Incentive Plan is designed to recognize and reward executives for their collective contributions to BHB’s success. Our Plan focuses on rewarding for the achievement of specific goals that are critical the BHB’s growth and profitability. Individually and collectively, we believe our executive team has the ability to influence and drive our success. Our Plan is designed to reward our executives for driving the BHB’s success. This document summarizes the elements and features of the Plan.

In short, the objectives of the Incentive Plan are to:

  Focus executive attention on key business metrics.

  Align pay with organizational and individual performance.

  Encourage teamwork and collaboration across all areas of BHB. Our collective contributions will drive improved business results.

  Motivate and reward the achievement of specific, measurable performance objectives.

  Provide competitive total cash compensation.

  Provide significant reward for achieving and exceeding performance results.

  Enable BHB to attract and retain the talent needed to drive success.

Eligibility

  Eligibility will be limited to executive positions that have a significant impact on the success of the organization.

  Participants must be employed by October 1st of the plan year in order to be eligible for that year’s incentive. New employees will receive pro-rated awards based on date of hire.

  Participants must be an active employee as of the reward payout date to receive an award.

  Participant’s performance must be in good standing for the measurement period.

Performance Period

The performance period and plan operates on a calendar year basis (January 1st – December 31st). Actual payout awards are made in cash following year-end after Bar Harbor’s financial results and performance are known.

Incentive Payout Opportunity

Each participant will have a target incentive opportunity based on his/her role. The target incentive will reflect a percentage of base salary and be determined consistent with competitive market practices. Actual awards will vary based on achievement of specific goals. The opportunity reflects a range of potential awards. Actual awards may range from 0% of target (for not achieving minimal performance) to 150% of target (for exceptional performance). The table below summarizes the incentive ranges for the 2010 Plan year.

2010 Short-Term Incentive Targets
Role	Below Threshold	Threshold (50% of Target)	Target (100%)	Stretch (150% of Target)
CEO President	0%	12.50%	25.00%	37.50%
EVP	0%	10.00%	20.00%	30.00%
SVP	0%	7.50%	15.00%	22.50%

Incentive Plan Measures

Each participant will have predefined performance goals that will determine his/her annual incentive award.  There are two performance categories:   BHB and Individual.  BHB performance will be reflected by common goals for all participants. Individual goals will reflect each participants individual contributions based on their role. The specific allocation of goals will be weighted to reflect the focus and contribution for each role/level in the Company.

The table below provides guidelines for the allocation of participant’s incentives for each performance component

Position	BHB/Team Performance	Individual Performance
CEO/President	75%	25%
EVP	65%	35%
SVP - Line	30%	70%
SVP - Staff	50%	50%

BHB Performance

BHB performance goals for 2010 are Net Income and Efficiency Ratio. The table below shows the specific performance goal at threshold, budget and stretch for 2010.
Company Performance	2010 Performance Goals
Measures	Threshold	Target	Stretch
Net Income*	8,370	9,000	9,900
Efficiency Ratio	56.3	55.2	49.7

*To be further adjusted to Net Income Available to Common Shareholders.

Individual Performance

In addition to the BHB’s performance, participants will have 2 - 3 individual goals that will focus on either department or team performance (e.g. loan growth, deposit growth, asset quality measures) and/or individual performance. The mix of these goals will vary by role. Where possible, performance targets and ranges for each measure will be set at the beginning of the plan year. A minimum achievement of threshold level performance is required for the plan to pay for each component.

Plan Trigger: In order for the Annual Incentive Plan to ‘activate’ or turn on, Bar Harbor must achieve at least $8,370 in Net Income. If BHB does not meet this level, the plan will not pay out any awards for the year, regardless of performance on other goals. (Note: this is an option that allows BHB to protect from paying incentives if certain hurdles such as Net Income is not achieved.)

Payouts

Payouts will be made in cash as soon as possible after the closing of BHB’s financials each year. Awards are calculated based on actual performance relative to target. Achieving threshold performance will pay out at 50% of target incentive, target performance will pay out 100% of target, and stretch performance will pay out at 150% of target incentive. Performance below threshold will be zero. Payouts are assessed by component such that one goal may achieve stretch and another may achieve only threshold. Actual payouts for each performance goal will be pro-rated between threshold, target and stretch levels to reward incremental improvement.

Below is an illustration of a simple plan design for a SVP (Tier 3) with a base salary of $100,000 and an incentive target of 15% of base salary ($15,000). Goals are for illustration purposes only.

Participant Goals				Performance and Payout
Performance Measure	Performance Goal threshold/target/ stretch	Weight	$	Actual Performance	Payout Allocation (0% - 150%)	Payout ($)
Net Income	TBD	30%	$4,500	Target	100%	$4,500
Efficiency Ratio	TBD	30%	$4,500	Threshold	50%	$2,250
Individual performance goal #1	TBD	20%	$3,000	Stretch	150%	$4,500
Individual performance goal #2	TBD	10%	$1,500	Below Threshold	0%	$0
Individual performance goal #3	TBD	10%	$1,500	Target	100%	$1,500
TOTAL		100%	$15,000	85% payout		$12,750

This participant’s payout of $12,750 is 85% of target. The payout reflects BHB’s Net Income performance at "Target", Efficiency Ratio at Threshold, one Individual goal at stretch, another that was not achieved, and another at Target.

Terms and Conditions

Effective Date

This Program is effective January 1, 2010 to reflect plan year January 1, 2010 to December 31, 2010. The Plan will be reviewed annually by the BHB’s Compensation Committee and Executive Management to ensure proper alignment with BHB’s business objectives. BHB retains the rights as described below to amend, modify or discontinue the Plan at any time during the specified period. The Incentive Plan will remain in effect until December 31, 2010.

Program Administration

The Plan is authorized by the Compensation Committee and voted by the Board of Directors. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Committee will be final and binding on all participants.

Program Changes or Discontinuance

BHB has developed the plan based on existing business, market and economic conditions. If substantial changes occur that affect these conditions, BHB may add to, amend, modify or discontinue any of the terms or conditions of the plan at any time. The Compensation Committee may, at its sole discretion, waive, change or amend the Plan as it deems appropriate.

Incentive Award Payments

Awards will be paid as a cash bonus before the end of the first quarter following the Plan year (within 75 days to avoid potential 409A trigger). Awards will be paid out as a percentage of a participant’s base salary earned during the year as of December 31st for a given calendar year. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of BHB. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between BHB or the CEO and the participant or any other person. Nothing herein will be construed to require BHB or the CEO to maintain any fund or to segregate any amount for a participant’s benefit.

New Hires, Promotions, and Transfers

Participants who are not employed by BHB at the beginning of the Plan year will receive a pro rata incentive award based on their length of employment during a given year.

A participant whose work schedule changes during the year will be eligible for prorated treatment that reflects his/her time in the different schedules.

If a participant changes his/her role or is promoted during the Plan year, he/she will be eligible for the new role’s target incentive award on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

Termination of Employment

If a participant is terminated by the BHB, no incentive award will be paid. If a participant voluntarily leaves BHB before the award is paid, s/he will not receive payment unless their resignation is due to a hardship or family situation. The Compensation Committee reserves the right to make a decision on whether or not to pay a pro-rated share of any incentive earned for the calendar year in question. To encourage employees to remain in the employment of BHB, a participant must be an active employee of BHB on the last day of the measurement period (see exceptions for disability, death, or retirement).

Disability, Death, or Retirement

If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long-term disability, his/her incentive award for the Plan period shall be prorated so that no award will be earned during the period of long-term disability.

In the event of death, BHB will pay to the participant’s estate the pro rata portion of the award that had been earned by the participant.

In the event of retirement, BHB will pay to the participant a pro rata portion of the award that had been earned by the participant.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, BHB’s interpretation expressed by the Board of Directors will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the BHB, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of BHB, nor will the Plan interfere with the right of BHB to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and BHB is one of at-will employment. The Plan does not alter the relationship.

This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of Maine.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This plan is proprietary and confidential to BHB and its employees and should not be shared outside the organization except as authorized by the Compensation Committee for public disclosure documents.